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                                                         Exhibit (8)
                                                         Unicom Corporation
                                                         Form S-4
                                                         File No. 33-

                                Sidley & Austin
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

   LOS ANGELES             One First National Plaza              LONDON
      ______                Chicago, Illinois 60603              ______
     NEW YORK               Telephone 312: 853-7000            SINGAPORE
      ______                      Telex 25-4364                  ______
 WASHINGTON, D.C.           Facsimile 312: 853-7036              TOKYO

                                 Founded 1866

WRITER'S DIRECT NUMBER

                               February 5, 1996


Unicom Corporation
37th Floor, 10 South Dearborn Street
Chicago, Illinois  60690


Ladies and Gentlemen:

          We are counsel to Unicom Corporation, an Illinois corporation ("Unicom"). We have been requested by Unicom to render this opinion in connection with the offer by Unicom to holders of the Common Stock of Commonwealth Edison Company ("ComEd") to exchange those shares on a one-for-one basis for shares of the Common Stock of Unicom (the "Exchange Offer"). The Exchange Offer is more fully described in the Registration Statement on Form S-4 to be filed by Unicom with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          Based upon our review of the Registration Statement and such other documents as we have deemed necessary and upon certain representations made to us by Unicom in a letter dated February 5, 1996, assuming the Exchange Offer and all other events occur as contemplated in the Registration Statement, it is our opinion that for federal income tax purposes:
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SIDLEY & AUSTIN                                                          CHICAGO

Unicom Corporation
February 6, 1996
Page 2


          1. An exchange of ComEd Common Stock for Unicom Common Stock pursuant to the Exchange Offer will qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.

          2. A stockholder of ComEd will not recognize any gain or loss upon the exchange of his or her shares of ComEd Common Stock for shares of Unicom Common Stock pursuant to the Exchange Offer.

          3. The tax basis of the shares of Unicom Common Stock received in exchange for shares of ComEd Common Stock pursuant to the Exchange Offer will be the same as the tax basis of the shares of ComEd Common Stock exchanged therefor.

          4. The holding period for the shares of Unicom Common Stock received in exchange for shares of ComEd Common Stock pursuant to the Exchange Offer will include the stockholder's holding period for such shares of ComEd Common Stock, provided such shares of ComEd Common Stock were held as capital assets by the stockholder at the time of such exchange.

          Based upon and subject to the foregoing, it is also our opinion that the statements under the caption "SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Conversion of ComEd Convertible Preferred Stock or ComEd Warrants" in the Registration Statement are correct in all material respects.

          You have not asked for, and we do not express, any opinion concerning the tax consequences of the Exchange Offer and related transactions other than those expressly set forth above.

          Our opinion is based upon the Code, administrative rulings, judicial decisions, Treasury Regulations, and other applicable authorities, which are subject to change, and which changes could apply retroactively. In addition, our opinion is based upon representations which you have made to us, and may not be relied upon subsequent to the date any such representations become untrue.
Our opinion is not binding upon the courts or the
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SIDLEY & AUSTIN                                                          CHICAGO

Unicom Corporation
February 6, 1996
Page 3


Internal Revenue Service, and there can be no assurance that positions contrary to those stated in our opinion would not be taken by the Service or that any such contrary position would not be sustained by the courts.

          This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guarantee or insuring agreement.

          This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or facts, whether or not material, which may be brought to our attention at a later date. We further disclaim any responsibility to investigate or assess the continuing validity of any of the representations you have made to us.

          We express no opinion with respect to the effect of any laws other than federal income tax laws of the United States of America.


                              Very truly yours,


                                    Sidley & Austin
                                    Sidley & Austin